Exhibit 99.1

Genworth Financial Reports Second Quarter Net Operating Income Of $0.49 Per Diluted Share — Loss From Continuing Operations of $0.25 Per Diluted Share

Richmond, VA (July 29, 2008) – Genworth Financial, Inc. (NYSE: GNW) today reported a loss from continuing operations for the second quarter of 2008 of $109 million, or $0.25 per diluted share, compared with income of $321 million, or $0.72 per diluted share, in the second quarter of 2007. Net operating income for the second quarter of 2008 was $212 million, or $0.49 per diluted share, compared to net operating income of $351 million, or $0.78 per diluted share, in the second quarter of 2007.

	Three months ended June 30 (Unaudited)
	2008		2007
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Income (loss) from continuing operations	$(109)	$(0.25)	$321	$0.72
Net income (loss)	$(109)	$(0.25)	$379	$0.84
Net operating income[1]	$212	$0.49	$351	$0.78
Weighted average diluted shares	432.9		449.0

Second quarter net investment losses of $321 million, net of tax and amortization of deferred acquisition costs (DAC), included $144 million of credit and/or cash flow related impairments, net of tax, and $215 million of impairments related to a change of intent to hold securities to recovery. Of total impairments, $326 million related to sub-prime and Alt-A residential mortgage and asset-backed securities. The company also had $17 million of net realized gains from asset sales, mainly related to portfolio repositioning activities.

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, requires that tax benefits be recorded during the year in proportion to pre-tax income. As a result, the higher level of investment losses during the quarter delayed tax benefits on operating income that would otherwise have been recognized in the second quarter. Absent this effect, operating income for the quarter would have increased $40 million, or $0.09 per diluted share. On a full year basis, Genworth’s effective tax rate on operating income is expected to be between 26 and 27 percent.

“We are affirming our outlook for full year 2008 operating earnings per diluted share in the $2.25-$2.65 range. We continue to manage through a difficult environment in the U.S. housing and financial markets,” said Michael D. Fraizer, Chairman and CEO. “We are actively mitigating risk in U.S. Mortgage Insurance as we build a strong 2008 book based on stringent guidelines and higher prices. We are prudently growing our high return international lines, and driving financial flexibility with several on-going capital efficiency projects. With these strategies in place, we remain comfortable with our capital position, including ending the year with strong risk-based capital ratios and risk-to-capital metrics, and have no current plans to raise equity capital.”

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes, as well as the results from discontinued operations. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the second quarter of 2008 was a favorable $19 million.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income

(in millions)	Q2 08	Q2 07
Wealth Management	$11	$11
Retirement Income
Fee-Based	6	17
Spread-Based	7	26
Life Insurance	87	75
Long Term Care	34	41
Institutional	5	10

Total Retirement and Protection	$150	$180

Sales

(in millions)	Q2 08	Q2 07
Wealth Management
Gross Flows	$1,405	$1,759
Net Flows	361	1,265
Retirement Income
Fee-Based	705	628
Spread-Based	448	354
Life Insurance	85	85
Long Term Care	66	54
Institutional	934	1,007

Assets Under Management (AUM)[2]

(in millions)	Q2 08	Q2 07
Wealth Management	$20,285	$20,683
Retirement Income Fee-Based	7,959	5,867

Total Fee-Based	28,244	26,550
Retirement Income Spread-Based	20,018	20,341
Institutional	10,773	11,515

Total Spread-Based	30,791	31,856

Total Assets Under Management	$59,035	$58,406

Retirement and Protection earnings declined $30 million to $150 million, primarily from reduced investment income and increased life reserve funding costs. In addition, $15 million of net tax benefits from favorable examination developments were more than offset by $16 million related to a tax timing difference recorded under APB No. 28. Investment income declined, reflecting reduced bond calls and prepayments, negative limited partnership valuation marks and lower short-term yields. The full year effective tax rate on operating income for Retirement and Protection is anticipated to be between 30 and 34 percent.

Wealth management earnings were stable at $11 million despite equity market declines. AUM was down slightly to $20.3 billion as net flows of $361 million were more than offset by a $537 million decline from market performance.

Retirement income fee-based earnings decreased $11 million due to a $4 million decline in third party service fees, a $3 million decline related to tax timing differences under APB No. 28 and the balance attributed to a refinement of a prior period dividends received deduction estimate and a change in financial presentation to net living benefit fees to account for hedging related costs. Adjusting for these items, fee-based quarterly earnings growth was consistent with growth in separate account assets. Income distribution series product sales increased 24 percent from expanded distribution reach coupled with higher producer productivity.

Retirement income spread-based earnings declined to $7 million, as a result of $12 million related to tax timing differences under APB No. 28 and $7 million of lower investment income associated with shortened asset duration and lower short-term rates. Sales increased 27 percent to $448 million driven by growth in fixed deferred annuities from increased wholesaler productivity.

[2]	Assets under management represent account values, net of reinsurance, and managed third party assets.

Life insurance earnings increased 16 percent primarily from $16 million in more favorable taxes and strong mortality experience, partially offset by higher life reserve funding costs. Universal life sales grew seven percent as annualized first year premiums declined slightly and excess deposits grew 12 percent. Term life sales decreased 14 percent, reflecting intense pricing competition.

Long term care earnings were $34 million compared with $41 million a year ago. The prior year included $9 million of investment income from a bond call compared to none in the current quarter. Results in the quarter reflected a combination of new business growth, lower expenses, higher terminations and claims development in older blocks. Total long term care sales increased 22 percent from strong Medicare supplement and individual long term care sales, with growth in the career channel, offset partially by lower sales in the independent channel.

International

International Net Operating Income

(in millions)	Q2 08	Q2 07
Mortgage Insurance (MI)
Canada	$83	$59
Australia	50	44
Other International	1	4
Payment Protection	49	35

Total International	$183	$142

International
Sales

(in billions)	Q2 08	Q2 07
Mortgage Insurance
Flow
Canada	$7.5	$9.6
Australia	10.0	11.6
Other International	2.1	5.1
Bulk
Canada	0.8	11.9
Australia	0.6	5.9
Other International	0.5	0.4

Total International MI	$21.5	$44.5

Payment Protection	$0.7	$0.9

Total International earnings increased 15 percent to $183 million. These results reflect growth in Canada and Australia mortgage insurance and in payment protection.

In Canada, earnings grew 29 percent from strong earned premium growth related to in-force book seasoning, offset by a modest increase in losses. The loss ratio declined sequentially from the first quarter from 26 percent to 21 percent and remains below long-term pricing expectations.

In Australia, earnings were $50 million, reflecting earned premium growth related to in-force book seasoning and a modest decline in losses, partially offset by slightly higher expenses. Earnings in the prior year included $5 million from a combination of accelerated premiums from higher policy cancellations and additional tax favorability that did not recur. The loss ratio declined six points to 41 percent, compared to a year ago, and was flat sequentially.

Other international mortgage insurance earnings were $1 million, $3 million below the prior year primarily due to higher losses in Spain.

Slowing global mortgage originations, coupled with selective risk management actions, resulted in a decline in flow new insurance written in most international markets. In Canada and Australia, flow new insurance written decreased 28 percent and 24 percent, respectively. In addition, the decrease in global mortgage securitizations resulted in limited bulk sales in both Canada and Australia. Other international sales dropped to $2.6 billion, reflecting a prudent approach to new markets and curtailing new business in Spain.

Payment protection earnings increased 26 percent to $49 million, primarily from business growth and a lower effective tax rate, partially offset by investments in new markets. Total payment protection sales declined to $721 million, primarily from lower sales of structured products. Sales in established regions, outside of the U.K. and Ireland, grew seven percent. In the U.K. and Ireland, sales declined reflecting declining levels of consumer lending.

U.S. Mortgage Insurance

U.S. Mortgage Insurance

(in millions)	Q2 08	Q2 07
Net Operating Income (Loss)	$(59)	$66

Primary Insurance In Force (in billions)	$174.9	$135.5

Primary Risk In Force (in billions)	$36.0	$25.7

Primary Sales

(in billions)
Flow	$14.0	$10.8
Bulk	0.4	11.1

Total Primary Sales	$14.4	$21.9

U.S. Mortgage Insurance had a $59 million net operating loss in the quarter as 28 percent earned premium growth was more than offset by higher incurred losses.

The gross increase in U.S. mortgage insurance reserves was $312 million before taxes, and was offset by $110 million of benefit from captive reinsurance. Net reserves increased $202 million primarily from increased delinquency counts and reserve strengthening concentrated in Florida, California, Arizona and Nevada and in the 2006 and 2007 book years. More than 80 percent of the reserve increase was related to mortgages in these four states.

Paid claims were $92 million, before taxes, an increase of $51 million versus the second quarter of 2007 and $8 million, sequentially. The average paid claim was $42,900, up from $32,500 a year ago, reflecting higher loan balances in recent book years and a shift in claims to higher loan balance states.

Loss mitigation activities have increased significantly driven by the corresponding increase in delinquencies. The company completed nearly 3,000 workouts, modifications and pre-claim sales during the quarter. Additionally, investigations and audits of emerging delinquencies in the second quarter resulted in an increase in rescissions due to misrepresentation, ineligibility and policy exclusions.

Flow new insurance written increased 30 percent to $14.0 billion from an increase in market share, partially offset by a decline in the overall size of the mortgage insurance market. Underwriting and guideline changes for risk management effectively limited sales of alternative products such as Alt-A and A minus loans, which represented only one percent of new insurance written during the quarter.

The price increase announced in April was successfully implemented in July, raising prices by more than 20 percent. Based on revised Government Sponsored Entity (GSE) requirements effective in June, excess of loss captive reinsurance limits have been reduced to a maximum 25 percent cede on new business, which will increase earned premiums going forward. Flow persistency remained strong, rising to 85 percent.

Corporate and Other

Corporate and Other

(in millions)	Q2 08	Q2 07
Net Operating Loss	$(62)	$(37)

The Corporate and Other net operating loss of $62 million was $25 million higher primarily due to higher current period tax expense timing impacts.

Investments

Second quarter net investment losses of $321 million, net of tax and amortization of DAC, included $144 million of credit and/or cash flow related impairments, net of tax, and $215 million of impairments related to a change of intent to hold securities to recovery. Of total impairments, $326 million related to sub-prime and Alt-A residential mortgage and asset-backed securities, with the majority currently rated below Single-A. The company also had $17 million of net realized gains from asset sales, mainly related to portfolio repositioning activities.

Bond calls and mortgage loan prepayments were $7 million, net of tax and DAC, in the quarter, compared with $13 million a year ago. Limited partnership income (loss) was $(7) million compared with $3 million a year ago.

Stockholders’ Equity

Stockholders’ equity as of June 30, 2008 was $12.3 billion, or $28.52 per share, compared with $13.0 billion, or $29.30 per share, as of June 30, 2007. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of June 30, 2008 was $12.6 billion, or $29.14 per share, compared with $12.4 billion, or $28.05 per share, as of June 30, 2007.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading public Fortune 500 global financial security company. Genworth has $114 billion in assets and employs approximately 7,000 people in 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of over 15 million customers. Genworth operates through three segments: Retirement and Protection, International and U.S. Mortgage Insurance. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com.

Conference Calls and Financial Supplement Information

This press release with expanded tables and the abbreviated statistical supplement are now posted on the company’s website. The timing of the finalization of investment items impacted the production of the second quarter 2008 financial supplement, which will be available on the company’s website on August 1. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on July 30 from 9 a.m. to 10 a.m. (ET) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s July 30 conference call is 877 545.1491 or 719 325.4943 (outside the U.S.), passcode 1536784. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.) passcode 1536784. The replay will be available through August 13, 2008.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, changes in intent to hold securities to recovery and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income attributable to the ongoing operations of the business. However, net operating income (loss) should not be viewed as a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) for the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended June 30, 2008 and 2007.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating income (loss), the company is unable to reconcile its outlook for net operating income (loss) to net income (loss) presented in accordance with GAAP.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as “sales,” which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable annuity products; (3) gross and net flows for the wealth management business which represent gross flows net of redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we can earn a fee for administrative services only business, for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent measures of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in-force for the life insurance, international mortgage insurance and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in-force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, legal or regulatory investigations or actions, political or economic instability, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a disease pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks as a result of an announced rate increase on certain in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long term care insurance to increase as the company expects;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, deterioration in economic conditions or decline in home price appreciation, unexpected increases in mortgage insurance delinquency rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is lower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance delinquency rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance (such as simultaneous second mortgages) and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, legal actions under Real Estate Settlement Practices Act, and potential liabilities in connection with the company’s U.S. contract underwriting services; and

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Kelly Groh, 804 281.6321
kelly.groh@genworth.com

Media:	Tom Topinka, 804 662.2444
thomas.topinka@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2008	2007
Revenues:
Premiums	$1,709	$1,549
Net investment income	953	1,024
Net investment gains (losses)	(518)	(51)
Insurance and investment product fees and other	254	243

Total revenues	2,398	2,765

Benefits and expenses:
Benefits and other changes in policy reserves	1,386	1,090
Interest credited	320	391
Acquisition and operating expenses, net of deferrals	551	495
Amortization of deferred acquisition costs and intangibles	209	207
Interest expense	110	124

Total benefits and expenses	2,576	2,307

Income (loss) from continuing operations before income taxes	(178)	458
Provision (benefit) for income taxes	(69)	137

Income (loss) from continuing operations	(109)	321
Income from discontinued operations, net of taxes	—	5
Gain on sale of discontinued operations, net of taxes	—	53

Net income (loss)	$(109)	$379

Earnings (loss) from continuing operations per common share:
Basic	$(0.25)	$0.73

Diluted	$(0.25)	$0.72

Earnings (loss) per common share:
Basic	$(0.25)	$0.86

Diluted	$(0.25)	$0.84

Weighted-average common shares outstanding:
Basic	432.9	439.4

Diluted	432.9	449.0

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2008	2007
Net operating income:
Retirement and Protection segment	$150	$180
International segment	183	142
U.S. Mortgage Insurance segment	(59)	66
Corporate and Other	(62)	(37)

Net operating income	212	351
Net investment gains (losses), net of taxes and other adjustments	(321)	(30)

Income (loss) from continuing operations	(109)	321
Income from discontinued operations, net of taxes	—	5
Gain on sale of discontinued operations, net of taxes	—	53

Net income (loss)	$(109)	$379

Earnings (loss) per common share:
Basic	$(0.25)	$0.86

Diluted	$(0.25)	$0.84

Net operating earnings per common share:
Basic	$0.49	$0.80

Diluted	$0.49	$0.78

Weighted-average common shares outstanding:
Basic	432.9	439.4

Diluted	432.9	449.0

Net Operating Income by Segment – Retirement and Protection

(Amounts in millions)

	Retirement and Protection
Three months ended June 30, 2008	Wealth Management	Retirement Income	Institutional	Life Insurance	Long-term Care Insurance	Total
Revenues:
Premiums	$—	$111	$—	$250	$524	$885
Net investment income	1	291	100	148	215	755
Net investment gains (losses)	—	(105)	(303)	(80)	(23)	(511)
Insurance and investment product fees and other	85	54	—	89	6	234

Total revenues	86	351	(203)	407	722	1,363

Benefits and expenses:
Benefits and other changes in policy reserves	—	191	—	208	531	930
Interest credited	—	129	86	60	45	320
Acquisition and operating expenses, net of deferrals	67	42	2	34	84	229
Amortization of deferred acquisition costs and intangibles	1	28	1	39	31	100
Interest expense	—	1	—	38	—	39

Total benefits and expenses	68	391	89	379	691	1,618

Income (loss) from continuing operations before income taxes	18	(40)	(292)	28	31	(255)
Provision (benefit) for income taxes	7	—	(101)	(6)	12	(88)

Income (loss) from continuing operations	11	(40)	(191)	34	19	(167)
Adjustment to income (loss) from continuing operations:
Net investment (gains) losses, net of taxes and other adjustments	—	53	196	53	15	317

Net operating income	$11	$13	$5	$87	$34	$150

	Retirement and Protection
Three months ended June 30, 2007	Wealth Management	Retirement Income	Institutional	Life Insurance	Long-term Care Insurance	Total
Revenues:
Premiums	$—	$151	$—	$238	$498	$887
Net investment income	1	315	167	164	213	860
Net investment gains (losses)	—	(22)	(6)	(7)	(10)	(45)
Insurance and investment product fees and other	81	46	—	95	5	227

Total revenues	82	490	161	490	706	1,929

Benefits and expenses:
Benefits and other changes in policy reserves	—	221	—	202	494	917
Interest credited	—	142	149	62	38	391
Acquisition and operating expenses, net of deferrals	65	37	2	31	87	222
Amortization of deferred acquisition costs and intangibles	—	41	1	36	34	112
Interest expense	—	1	—	50	—	51

Total benefits and expenses	65	442	152	381	653	1,693

Income (loss) from continuing operations before income taxes	17	48	9	109	53	236
Provision for income taxes	6	16	3	39	19	83

Income (loss) from continuing operations	11	32	6	70	34	153
Adjustment to income (loss) from continuing operations:
Net investment (gains) losses, net of taxes and other adjustments	—	11	4	5	7	27

Net operating income	$11	$43	$10	$75	$41	$180

Net Operating Income by Segment – International

(Amounts in millions)

	International
Three months ended June 30, 2008	Mortgage Insurance - Canada	Mortgage Insurance - Australia	Other Mortgage Insurance	Payment Protection Insurance	Total
Revenues:
Premiums	$139	$85	$29	$375	$628
Net investment income	50	38	9	51	148
Net investment gains (losses)	26	—	—	(1)	25
Insurance and investment product fees and other	—	1	—	6	7

Total revenues	215	124	38	431	808

Benefits and expenses:
Benefits and other changes in policy reserves	30	35	19	76	160
Acquisition and operating expenses, net of deferrals	22	18	17	216	273
Amortization of deferred acquisition costs and intangibles	9	6	2	80	97
Interest expense	—	—	—	8	8

Total benefits and expenses	61	59	38	380	538

Income from continuing operations before income taxes	154	65	—	51	270
Provision (benefit) for income taxes	54	15	(1)	3	71

Income from continuing operations	100	50	1	48	199
Adjustment to income from continuing operations:
Net investment (gains) losses, net of taxes and other adjustments	(17)	—	—	1	(16)

Net operating income	$83	$50	$1	$49	$183

Net operating income adjusted for foreign exchange	$76	$43	$1	$44	$164

	International
Three months ended June 30, 2007	Mortgage Insurance - Canada	Mortgage Insurance - Australia	Other Mortgage Insurance	Payment Protection Insurance	Total
Revenues:
Premiums	$94	$72	$29	$314	$509
Net investment income	31	31	7	44	113
Net investment gains (losses)	—	(2)	(1)	(2)	(5)
Insurance and investment product fees and other	—	—	—	7	7

Total revenues	125	101	35	363	624

Benefits and expenses:
Benefits and other changes in policy reserves	16	34	11	51	112
Acquisition and operating expenses, net of deferrals	15	13	18	183	229
Amortization of deferred acquisition costs and intangibles	5	5	1	75	86
Interest expense	—	—	—	10	10

Total benefits and expenses	36	52	30	319	437

Income from continuing operations before income taxes	89	49	5	44	187
Provision for income taxes	30	7	1	10	48

Income from continuing operations	59	42	4	34	139
Adjustment to income from continuing operations:
Net investment (gains) losses, net of taxes and other adjustments	—	2	—	1	3

Net operating income	$59	$44	$4	$35	$142

Net Operating Income by Segment – U.S. Mortgage Insurance and Corporate and Other

(Amounts in millions)

Three months ended June 30, 2008	U.S. Mortgage Insurance	Corporate and Other
Revenues:
Premiums	$190	$6
Net investment income	36	14
Net investment gains (losses)	1	(33)
Insurance and investment product fees and other	11	2

Total revenues	238	(11)

Benefits and expenses:
Benefits and other changes in policy reserves	295	1
Acquisition and operating expenses, net of deferrals	36	13
Amortization of deferred acquisition costs and intangibles	11	1
Interest expense	—	63

Total benefits and expenses	342	78

Income (loss) from continuing operations before income taxes	(104)	(89)
Provision (benefit) for income taxes	(45)	(7)

Income (loss) from continuing operations	(59)	(82)
Adjustment to income (loss) from continuing operations:
Net investment (gains) losses, net of taxes and other adjustments	—	20

Net operating income (loss)	$(59)	$(62)

Three months ended June 30, 2007	U.S. Mortgage Insurance	Corporate and Other
Revenues:
Premiums	$148	$5
Net investment income	36	15
Net investment gains (losses)	—	(1)
Insurance and investment product fees and other	10	(1)

Total revenues	194	18

Benefits and expenses:
Benefits and other changes in policy reserves	60	1
Acquisition and operating expenses, net of deferrals	34	10
Amortization of deferred acquisition costs and intangibles	8	1
Interest expense	—	63

Total benefits and expenses	102	75

Income (loss) from continuing operations before income taxes	92	(57)
Provision (benefit) for income taxes	26	(20)

Income (loss) from continuing operations	66	(37)
Adjustment to income (loss) from continuing operations:
Net investment (gains) losses, net of taxes and other adjustments	—	—

Net operating income (loss)	$66	$(37)

Consolidated Balance Sheets

(Amounts in millions)

	June 30, 2008	December 31, 2007
Assets
Investments:
Fixed maturity securities available-for-sale, at fair value	$51,887	$55,154
Equity securities available-for-sale, at fair value	409	366
Commercial mortgage loans	8,573	8,953
Policy loans	1,806	1,651
Other invested assets	4,614	4,676

Total investments	67,289	70,800
Cash and cash equivalents	5,861	3,091
Accrued investment income	679	773
Deferred acquisition costs	7,530	7,034
Intangible assets	991	914
Goodwill	1,618	1,600
Reinsurance recoverable	16,571	16,483
Other assets	1,320	822
Separate account assets	12,356	12,798

Total assets	$114,215	$114,315

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$27,529	$26,740
Policyholder account balances	36,842	36,913
Liability for policy and contract claims	4,418	3,693
Unearned premiums	5,758	5,631
Other liabilities	6,093	6,255
Non-recourse funding obligations	3,455	3,455
Short-term borrowings	200	200
Long-term borrowings	4,531	3,903
Deferred tax liability	688	1,249
Separate account liabilities	12,356	12,798

Total liabilities	101,870	100,837

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,482	11,461

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses)	(1,723)	(526)
Derivatives qualifying as hedges	548	473
Foreign currency translation and other adjustments	904	780

Total accumulated other comprehensive income (loss)	(271)	727
Retained earnings	3,833	3,913
Treasury stock, at cost	(2,700)	(2,624)

Total stockholders’ equity	12,345	13,478

Total liabilities and stockholders’ equity	$114,215	$114,315

Net Investment Gains (Losses), Net of Taxes and Other Adjustments

(Amounts in millions)

	Impairments (After-Tax)
Three months ended June 30, 2008	Credit and Cash Flow Related	Change in Intent	Total After-Tax
Alt-A residential mortgage-backed securities	$(60)	$(55)	$(115)
Sub-prime residential mortgage-backed securities	(52)	(159)	(211)
Prime residential mortgage-backed securities	(8)	(1)	(9)
Corporates and other	(24)	—	(24)

Total impairments	$(144)	$(215)	(359)

Total net realized gains (losses)			17
Other			6

Net investment gains (losses), net taxes			(336)
DAC and intangible amortization related to net investment gains (losses)			15

Net investment gains (losses), net of taxes and other adjustments			$(321)